As filed with the Securities and Exchange Commission on August 8, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sundial Growers Inc.
(Exact name of registrant as specified in its charter)

Province of Alberta	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	#200, 919 – 11 Avenue SW Calgary, AB T2R 1P3 (403) 948-5227
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SUNDIAL GROWERS INC. RESTRICTED AND PERFORMANCE SHARE UNIT PLAN JULY 29, 2019
SUNDIAL GROWERS INC. STOCK OPTION PLAN JULY 29, 2019
(Full title of the plans)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036-8401
Telephone: +1 800 927 9801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common shares, no par value (“Common Shares”)(1)
Sundial Growers Inc. Restricted and Performance Share Unit Plan July 29, 2019 and Sundial Growers Inc. Stock Option Plan July 29, 2019 (Future issuances)	8,939,255	$12.60(2)	$112,634,613	$13,651.32
Sundial Growers Inc. Legacy Warrant Grants (Outstanding Simple Warrants)	10,393,866	$3.86(3)	$40,120,322.76	$4,862.58
Sundial Growers Inc. Legacy Warrant Grants (Outstanding Performance Warrants)	6,005,222	$2.53(4)	$15,193,211.66	$1,841.42
Total:	25,338,343	--	$167,948,147.42	$20,355.32

(1)
Represents Common Shares issuable under the Sundial Growers Inc. Restricted and Performance Share Unit Plan July 29, 2019, the Sundial Growers Inc. Stock Option Plan July 29, 2019 and outstanding simple and performance warrants previously issued by Sundial Growers Inc. In addition, this Registration Statement also relates to such indeterminable number of additional Common Shares as may be issuable pursuant to stock splits, stock dividends or similar transactions.

(2)
The price of the Common Shares underlying the restricted and performance share units and the options not yet issued and registered under this Registration Statement is estimated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of the Registrant’s Common Shares, as quoted on the Nasdaq Global Market, on August 6, 2019.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.  The price of Common Shares underlying outstanding simple warrants is calculated based on the weighted average exercise price of the simple warrants of $3.86.

(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.  The price of Common Shares underlying outstanding performance warrants is calculated based on the weighted average exercise price of the performance warrants of $2.53.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
The Registrant’s registration statement on Form F-1 filed with the Commission on July 5, 2019, as amended and supplemented by Amendments No. 1 and 2 on Form F-1/A filed with the Commission on July 23, 2019 and July 30, 2019, respectively, containing the Registrant’s audited consolidated financial statements for the ten-month period ended December 31, 2018 and the years ended February 28, 2018 and 2017, and unaudited interim consolidated financial statements for the three-month periods ended March 31, 2019 and March 31, 2018.

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration statement referred to in (a) above (other than portions of those documents furnished or not otherwise deemed to be filed).

(c)
The description of the Registrant’s Common Shares contained in the Registrant’s registration statement referred to in (a) above, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.          Description of Securities.

Not applicable

Item 5.          Interests of Named Experts and Counsel.

Not applicable

Item 6.          Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta), or the ABCA, except in respect of an action by or on behalf of a corporation to procure a judgment in its favor (in the absence of court approval in respect of costs, charges and expenses), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and the individuals heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative proceeding in which the individual is made a party because of his or her association with the Registrant or another entity. The ABCA also provides that the Registrant may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding.  However, indemnification is prohibited under the ABCA unless the individual (i) acted honestly and in good faith with a view to the Registrant’s best interests; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws require it to indemnify to the fullest extent permitted by the ABCA each of the Registrant current or former directors and each person who acts or acted at the Registrant request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and the individuals heirs and legal representatives, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity.  The Registrant’s by-laws authorize it to purchase and maintain such insurance for the benefit of its directors and officers as its board of directors may determine from time to time, subject to any limitations in the ABCA.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1*	The Articles of Incorporation of Sundial Growers Inc., as in effect on the date hereof

4.2*	Sundial Growers Inc. Restricted and Performance Share Unit Plan July 29, 2019

4.3*	Sundial Growers Inc. Stock Option Plan July 29, 2019

5.1*	Opinion of McCarthy Tétrault LLP, with respect to the legality of the securities being registered

23.1*	Consent of KPMG LLP

23.3*	Consent of McCarthy Tétrault LLP (included in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney of the directors of the Registrant (contained in the signature pages hereto)

_______________________

*   Filed herewith.

Item 9.          Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 8, 2019.

Sundial Growers Inc. (Registrant)

By:	/s/ Torsten Kuenzlen
Torsten Kuenzlen
Chief Executive Officer

Each of the undersignedmembers of the board of directors of the Registrant, hereby severally constitutes and appoints Torsten Kuenzlen and Edward Hellard as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Torsten Kuenzlen
Torsten Kuenzlen	Chief Executive Officer (Principal Executive Officer)	August 8, 2019

/s/ James Keough
James Keough	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2019

/s/ Edward Hellard
Edward Hellard	Executive Chairman and Director	August 8, 2019

/s/ Greg Mills
Greg Mills	Non-Executive Chairman and Director	August 8, 2019

/s/ Gregory Turnbull
Gregory Turnbull	Director	August 8, 2019

/s/ Lee Tamkee
Lee Tamkee	Director	August 8, 2019

/s/ Elizabeth Cannon
Elizabeth Cannon	Director	August 8, 2019

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sundial Growers Inc., has signed this Registration Statement on August 8, 2019.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director, Puglisi & Associates